Exhibit 99.2

For Immediate Release

Contact

Media
Sasha Bigda
(312) 436-6511
sbigda@usg.com

Investors
Ryan Flanagan
(312) 436-5304
investorrelations@usg.com

USG Corporation Announces Cash Tender Offer for 8.375% Senior Notes

Due 2018

CHICAGO, February 17, 2015 — USG Corporation (NYSE:USG) (“USG”) today announced the commencement of a cash tender offer (the “Tender Offer”) for any and all of its outstanding 8.375% Senior Notes due 2018 (the “Notes”).  The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated February 17, 2015 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”).

The Tender Offer will expire at 5:00 p.m., New York City time, on February 23, 2015, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”).  Holders of Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,046.38 per $1,000 principal amount of Notes validly tendered and accepted for purchase (the “Purchase Price”) payable for such tendered Notes that are accepted by USG for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be February 24, 2015.

The following table sets forth the material pricing terms of the Tender Offer:

Title of Security	CUSIP Number/ISIN	Principal Amount Outstanding	Purchase Price

8.375% Senior Notes due 2018	144A: 903293 AY4/US903293AY43 Reg S: U90402 AC9/USU90402AC95	$350,000,000	$1,046.38

Tendered Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by USG of proceeds from a proposed debt financing on terms reasonably satisfactory to USG generating net proceeds in an amount that is sufficient to effect the repurchase of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer. USG may amend, extend or terminate the Tender Offer, in its sole discretion and subject to applicable law.

USG has retained BofA Merrill Lynch to serve as dealer manager for the Tender Offer.  USG has appointed Global Bondholder Services Corporation (“GBS”) to serve as the depositary and information agent for the Tender Offer.

For additional information regarding the terms of the Tender Offer, please contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-3646 (collect).  Questions regarding the Tender Offer should be directed to GBS at (212) 430-3774 (banks and brokers) or (866) 470-4200 (all others). Documents for the Tender Offer, including the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, are available at www.gbsc-usa.com/USG/, and may also be obtained by contacting GBS by telephone.

None of USG, its board of directors, the dealer manager, GBS or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any Notes in response to the Tender Offer.  Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell securities.  The Tender Offer is being made solely by means of the Offer to Purchase and the related Letter of Transmittal.  In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of USG by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About USG

USG Corporation is a manufacturer and distributor of innovative, high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, and L&W Supply Corporation subsidiaries and its USG Boral Building Products joint venture. Headquartered in Chicago, USG’s worldwide operations serve the commercial, residential, and repair and remodel construction markets, enabling its customers to build the outstanding spaces where people live, work and play. USG wall, ceiling, exterior sheathing, flooring underlayment and roofing systems provide leading-edge building solutions, while L&W Supply branch locations efficiently stock and deliver building materials throughout the United States. USG Boral Building Products is a leading plasterboard & ceilings joint venture across Asia, Australasia, and the Middle East. USG and its subsidiaries are proud sponsors of the U.S. Olympic and Paralympic teams and the Canadian Olympic team.

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